EXHIBIT 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release (“Agreement”) is entered into on the dates signed below by and between (1) Custom Switching Technologies, Inc (CSTi), a California Corporation and (2) Cognigen Networks, Inc. (Cognigen), a Colorado Corporation.

1.       Recitals. This Agreement is made with reference to the following facts:

1.1

Cognigen has brought suit against CSTi in the Superior Court for the State of California, County of San Luis Obispo (case number CV 060244)(the Lawsuit) alleging that CSTi has applied monies due Cognigen to a debt obligation of CSTi. CSTi denies this allegation. For purposes of this settlement, the parties agree that the total debt obligation amount is $87,119.62.

1.2

The parties wish to resolve the Lawsuit, and to avoid the expense and inconvenience which would accompany further prosecution or defense of that Lawsuit. In addition the parties wish to resolve all outstanding disputes between them relating to the Lawsuit and the matters at issue in the Lawsuit.

2.        No Admission of Liability. The parties acknowledge that this Agreement represents the settlement of disputed issues between them. Nothing contained in this Agreement shall be construed as an admission by any party of wrongdoing or liability of any kind, and all parties specifically deny such wrongdoing or liability.

3.        Payment to CSTi. In consideration of this Agreement and Release, Cognigen agrees to pay to CSTi the sum of two thousand eighty-three dollars and fifty-seven cents ($2,083.57)(“Payment”). The Payment represents the balance reflected in Exhibit A. The parties agree that Exhibit A accurately reflects the obligations and payments of the parties as represented therein.

4.       Dismissal of Lawsuit. In consideration of this Agreement and the Payment, Cognigen will dismiss the Lawsuit with prejudice.

4.1

Within three (3) days of the execution of this Agreement, counsel for Cognigen will execute and file a Request for Dismissal with prejudice of the Lawsuit and will provide counsel for CSTi a conformed copy of the filed Request.

4.2	The parties agree to bear their own costs and attorneys’ fees incurred in connection with the Lawsuit.

5.        Mutual Release. In consideration of this Agreement, the parties agree for themselves, their heirs, executors, administrators, successors and assigns to forever release and discharge each other and all related entities, successors, assigns, officers, directors, agents, attorneys, employees, former employees and consultants (collectively “Released Parties”) from any and all claims, debts, promises, agreements, demands, causes of action, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, relating to the Lawsuit and the matters at issue in the Lawsuit.

     With respecttotheclaims released, the parties hereby waive any rights and benefits conferred upon them by the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.”

6.        No Assignment of Released Claims. The parties warrant and represent that they have not assigned or transferred, or purported to assign or transfer, all or any part of the claims or rights which are released by this Agreement. The parties agree that, if they have breached this warranty and representation, they will indemnify, hold harmless and defend the Released Parties from any claims resulting from such breach.

7.        No Other Agreements. This Agreement constitutes a single, integrated, written contract expressing the entire understanding between the parties. No covenants, agreements, representations or warranties of any kind, whether oral, written or implied, have been made by any party except as specifically set forth in this Agreement. All prior discussions, agreements, understandings and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

8.       Modification. No cancellation, modification, amendment, deletion, addition, or other changes in this Agreement, or any waiver of the rights provided in this Agreement, shall be effective for any purpose unless specifically set forth in a written agreement signed the party to be charged.

9.       Severability. In the event that any non-material provision of this Agreement is held to be void, voidable, or unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

10.       Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of California.

11.       Authority. Each party represents and warrants that it has the full power and authority to enter into this Agreement, that this Agreement has been duly authorized by all necessary action, and that the persons signing this Agreement have been authorized to do so.

12.       Counterparts. This Agreement may be signed by the parties in counterpart originals.

Dated: September 8, 2006	Cognigen Networks, Inc.
By: /s/ Gary Cook
Gary Cook Acting President
Dated: September 8, 2006	Custom Switching Technologies, Inc.
By: /s/ Jimmy Boswell
Jimmy Boswell President and CEO